Exhibit 10.1

Executive Employment Agreement

February 24, 2006

Mr. Hakan Akbas

5 Thrush Field Way

Pittsford, NY 14534

Dear Mr. Akbas,

Employment: I am pleased to confirm your offer of employment with Document Sciences Corporation (“the Company”) in the capacity Chief Marketing Officer and Senior Vice President, reporting to Jack McGannon, President and Chief Executive Officer. You will be based at the Company’s office located in Carlsbad, CA but will periodically be required to travel to other geographic locations in connection with performance of your duties. We acknowledge that you will require some transition time to permanently relocate to Carlsbad. It is understood that you will relocate as soon as practical, but no later than June 1, 2006. During this transition period, you will be required to spend a majority of your time working out of the Carlsbad office. Your proposed start date is March 13, 2006, with a starting base salary of $6,666.67 per pay period, equaling $160,000 annually.

Restricted Stock and Options: In addition, you will receive 25,000 restricted shares of Document Sciences Corporation common stock (subject to state and federal regulations and upon approval by the board of directors at their next regularly scheduled meeting following your start date). The restricted shares will vest over 3 years according to the following schedule: 30% vested at the end of one year, next 30% vested at the end of two years, and the final 40% vested at the end of three years. You will also receive options to purchase 25,000 shares Document Sciences Corporation common stock (subject to state and federal regulations and upon approval by the board of directors at their next regularly scheduled meeting following your start date). The stock options will vest over three years according to the following schedule: 30% vested at the end of one year, the remaining 70% vested ratably over the next 24 months.

Annual Bonus Potential: You will be eligible for targeted annual bonus compensation of fifty percent (50%) of your annual base salary, with maximum potential for 100% of annual base salary on above-target performance. Bonus criteria and bonus payments will be determined by the Compensation Committee of the Company’s Board of Directors in its sole and absolute discretion. The Compensation Committee shall have the right to modify the percentage of your targeted annual bonus.

Relocation Allowance: You will be eligible for up to $7,500 of reimbursement for your costs of relocating to Carlsbad. Eligible expenses must be pre-approved by the Company’s Human Resources representative. The reimbursement will be forfeited if you voluntary terminate employment with the Company within one year of your start date.

Interim Expenses: During the period from your start date until your permanent relocation to Carlsbad (which will be no later than June 1, 2006), the cost of your airline flights (in accordance with the Company’s travel policy) will be reimbursed as a business expense. The Company will arrange interim lodging for you for the period from your start date until your permanent relocation to Carlsbad (which will be no later than June 1, 2006).

Special Bonus: You will receive a special, one-time bonus of $15,000 upon your permanent relocation to the Carlsbad office.

Benefits: You will begin to accrue paid vacation leave each pay period, equaling eighteen days over a one-year period. In addition, you will receive two Personal Choice days and five Sick days (pro-rated based on your date of hire) that may be used each year as stated in our established policies and procedures. You will also qualify to participate in the Company’s health, dental, life, disability and 401(k) benefit plans, subject to the terms, conditions and limitations contained in the applicable plan documents and insurance policies.

Drug Screening: In accordance with our standard policy, this offer is subject to reference checks and your successful completion of a drug-screening test prior to your proposed start date. You will be contacted immediately following receipt of your signed acceptance of this offer of employment to arrange for testing.

Condition of Employment: Employment with Document Sciences Corporation is at the mutual consent of each employee and the Company. Accordingly, employees and Document Sciences Corporation retain that right to terminate the employment relationship at will, at any time, with or without cause. Please note that no individual, other than the President & CEO of Document Sciences Corporation, has the authority to make any contrary agreement or representation in writing signed by the President & CEO. Therefore, this constitutes a final and fully binding integrated agreement with respect to the at-will nature of the employment relationship. Please note that Document Sciences Corporation strictly abides by all immigration and employment laws. Therefore, this offer of employment is subject to compliance with U.S. Immigration Law.

Non-competition: During employment and for a period of six months from your termination, you agree that you will not be employed by any competitor of Document Sciences (i.e. a business that provides the same or substantially similar products and services as those provided by Document Sciences, including but not limited to the following competitors and their affiliates – Exstream Software, Docucorp, Group 1 Software, InSystems, GMC Software, Thunderhead, XMPie Inc. and ISIS) in a similar job position as that which you last held at Document Sciences. Moreover, the non-compete covenant will not apply in the case of a change of control of the company.

Termination without Cause: The Company may terminate your employment without Cause by giving written notice to you. In such an event, provided that you sign and comply with a release of claims in a form acceptable to the Company, the Company will pay you your then-current base salary for a six-month period as well as any bonuses earned and accrued through the termination date payable in accordance with the Company’s normal payroll procedures and policies. Additionally, you will receive continuation of health benefits for six months.

As used herein, Cause shall mean:

a)	An act of willful dishonesty taken in connection with your responsibilities as an employee and causing damage to the Company;

b)	Your commission of, or plea of nolo contender to, a felony;

c)	Your insubordination or willful refusal to follow reasonable directives of the Board of Directors;

d)	Your violation of the Confidentiality Agreement between yourself and the Company; and

e)	Your gross negligence or willful misconduct in the performance of his duties as an employee of the Company.

Restrictive Covenants: Your employment with the Company is contingent upon the fact that you will not be limited in performing your duties with the Company due to conditions of an employment agreement

(including but not limited to restrictive covenants) with a previous employer that remain in effect during your employment with the Company.

On behalf of our entire Document Sciences team, I look forward to your acceptance of this offer. Please indicate your acceptance and agreement with the terms of this offer in all respects by signing and returning this letter. A favor of reply is requested within five working days of this letter date, after which time this offer is considered void. If you have any questions, please call me at 760/602-1411 or you may contact Stepanka Hastings in Human Resources at 760/602-1433.

Best Regards,	AGREED AND ACCEPTED:

/s/ John L. McGannon	/s/ Hakan Akbas
John L. McGannon	Hakan Akbas
President and Chief Executive Officer
Document Sciences Corporation	February 24, 2006
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